Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements (Form S-8 No. File Nos. 333-54042, 333-45732, 333-39860, 333-36640, 333-36618, 33-50860, 33-50862, 33-50864, 33-57734, 33-78804, 33-92312, 33-95288, 333-22631, 333-26857, 333-28745, 333-28675, 333-40671, 333-46259, 333-78553, 333-78551, 333-60764, 333-53705, 333-87984 and 333-53707) pertaining to various stock option plans of ePresence, Inc. of our report dated March 3, 2004, except for Note 1, Note 3 and Note 26, as to which the date is March 26, 2004, with respect to the consolidated financial statements and schedule of ePresence, Inc. in this Annual Report (Form 10-K) for the years ended December 31, 2003, 2002, and 2001.

/s/    Ernst & Young LLP

March 26, 2004

Boston, Massachusetts